Exhibit 99.1

GSI Technology, Inc. Reports Fourth-Quarter and Year-End Fiscal 2011 Results

SUNNYVALE, Calif.--May 5, 2011--GSI Technology, Inc. (Nasdaq: GSIT) today reported its thirtieth consecutive quarter of profitability and, for the year, the strongest financial performance in the Company's history.

For the fiscal year ended March 31, 2011, the Company reported record net income of $18.9 million, or $0.64 per diluted share, on record net revenues of $97.8 million, compared to net income of $10.4 million, or $0.38 per diluted share, on net revenues of $67.6 million in the prior fiscal year. Gross margin was 45.8% compared to 43.3% in fiscal 2010. Total operating expenses of $21.4 million were $2.8 million higher than in fiscal 2010, reflecting increases of $1.6 million and $1.2 million, respectively, in research and development and selling, general and administrative expenses. Operating margin was 23.9% in 2011 compared to 15.7% in 2010.

For the quarter ended March 31, 2011, net income was $3.4 million, or $0.11 per diluted share, on net revenues of $21.9 million compared to net income of $3.8 million, or $0.14 per diluted share, on net revenues of $21.2 million in the comparable quarter a year ago. Pre-tax income was slightly higher at $4.8 million compared to $4.5 million in the same period a year ago. The lower fourth-quarter 2011 net income reflects a $1.4 million provision for income taxes compared to a $700,000 provision in the fourth quarter of 2010.

Both top- and bottom-line results were lower than in the prior quarter, when the Company reported net income of $5.8 million, or $0.20 per diluted share, on net revenues of $26.2 million. Although a sequential decline in net revenues had been expected, the decrease of $4.4 million was greater than anticipated and resulted in net revenues that were $1.6 million below the lower end of the Company's guidance issued at the time of its third-quarter earnings release in January. The shortfall was due primarily to lower-than-anticipated sales to Cisco Systems, the Company's largest customer, and also to generally softer demand in both China and North America.

"As we explained in our third-quarter earnings release," said Lee-Lean Shu, Chairman and Chief Executive Officer, "we had expected a slowdown in fourth-quarter sales following higher-than-expected shipments to Cisco Systems’ contract manufacturers in the third quarter; the decline was simply greater than we had foreseen." Fourth-quarter direct and indirect sales to Cisco Systems were $6.8 million, or 31.5% of net revenues, compared to $9.8 million, or 37.2% of net revenues, in the third quarter, and $8.7 million, or 41.1% of net revenues, in the same period a year ago. For the full year, sales to Cisco were 37.0% of net revenues compared to 34.7% in fiscal 2010.

Sales to Huawei Technologies, the Company's second-largest customer, were $2.2 million, or 10.1% of net revenues, compared to $2.8 million, or 10.7% of net revenues, in the prior quarter; in the fourth quarter of fiscal 2010, sales to Huawei were $2.0 million, or 9.5% of net revenues. For the full year, sales to Huawei were 9.7% of net revenues compared to 9.9% in fiscal 2010.

Mirroring the decline in fourth-quarter net revenues were sequential declines in both gross margin and operating margin, to 44.1% and 20.9%, respectively, compared to 46.2% and 25.5%, respectively, in the quarter ended December 31, 2010. Research and development expenses were unchanged at $2.6 million. Selling, general and administrative expenses decreased by $300,000 to $2.5 million, or 11.3% of net revenues, compared to $2.8 million, of 10.6% of net revenues, in the third quarter. Total operating expenses were $5.1 million compared to $5.4 million. Pre-tax income was $4.8 million compared to $6.7 million in the prior quarter. Fourth-quarter net income included the aforementioned $1.4 million provision for income taxes compared to a provision of $814,000 in the prior quarter.

Military/defense sales were 8.3% of shipments compared to 8.8% of shipments in the third quarter and 6.7% of shipments in the comparable period a year ago. For the full year, military/defense sales were 8.2% of sales compared to 11.6% in fiscal 2010. SigmaQuad sales were 27.3% of shipments in the fourth quarter of 2011 compared to 33.4% a year ago; for the year, they were 31.7% of shipments compared to 23.0% in fiscal 2010.

"I have had occasion in the past to note that given the nature of GSI's business, it is difficult to forecast financial results — driven largely by net revenues — much beyond a three- or four-month horizon," said Shu. "Sometimes, as in the most recent quarter, even that is a stretch. With the understanding that there are likely to be similar fluctuations in the months ahead, I am nonetheless confident that GSI is well positioned for continued revenue growth in fiscal 2012. Within the context of growing global demand among our networking and telecom customers, we have a number of products — both existing and in the pipeline — that are expected to support our continuing growth.

“Among these is a forthcoming line of low-latency 576-megabit DRAMs. Currently in beta sampling, with full sampling scheduled for July, they are expected to begin making a measurable contribution to net revenues by the third or fourth quarter of fiscal 2012. Designed as a second source for Micron's popular RLDRAM-II, we believe they will appeal to the very customers who are the target of two other anticipated growth drivers in 2012 — namely, our 144-megabit second-generation and 72-megabit third-generation SRAM devices, offered in both SigmaQuad™ and SigmaDDR™ configurations.

"Here I should mention a previously announced lawsuit, filed by Cypress Semiconductor in U.S. District Court on March 30, 2011, which alleges patent infringement principally related to our SigmaQuad and SigmaDDR products. While it is of course impossible to predict the outcome of such litigation," concluded Shu, "at this point we believe that our position is strong and that Cypress' claims are without merit. We intend to defend this lawsuit vigorously; however the cost of patent litigation can be significant, and the legal expenses incurred in the defense of this lawsuit could adversely affect our operating results over the coming quarters."

Total fourth-quarter pre-tax stock-based compensation expense was $408,000 compared to $428,000 in the third quarter and $395,000 in the comparable quarter a year ago. For the year, pre-tax stock-based compensation expense was $1.7 million compared to $1.5 million in fiscal 2010.

At March 31, 2011, the Company had $52.0 million in cash, cash equivalents and short-term investments, $30.9 million in long-term investments, $80.0 million in working capital, no debt, and stockholders’ equity of $124.7 million.

Outlook for First-Quarter Fiscal 2012

We currently expect net revenues in the first quarter of fiscal 2012 to be in the range of $22.0 million to $23.0 million with gross margin of approximately 45%.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2011 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, May 5, 2011. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 60329846. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the patent infringement litigation currently pending against the Company, including the costs associated with the defense of the litigation. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2011	2010	2010	2011	2010

Net revenues	$21,854	$26,244	$21,244	$97,763	$67,558
Cost of goods sold	12,218	14,121	12,074	53,009	38,342

Gross profit	9,636	12,123	9,170	44,754	29,216

Operating expenses:

Research & development	2,601	2,632	2,411	10,632	9,069
Selling, general and administrative	2,470	2,791	2,387	10,722	9,534
Total operating expenses	5,071	5,423	4,798	21,354	18,603

Operating income	4,565	6,700	4,372	23,400	10,613

Interest and other income, net	245	(48)	133	461	1,965

Income before income taxes	4,810	6,652	4,505	23,861	12,578
Provision for income taxes	1,398	814	700	4,985	2,195
Net income	$3,412	$5,838	$3,805	$18,876	$10,383

Net income per share, basic	$0.12	$0.21	$0.14	$0.67	$0.38
Net income per share, diluted	$0.11	$0.20	$0.14	$0.64	$0.38

Weighted-average shares used in
computing per share amounts:

Basic	28,488	28,076	27,470	28,013	27,105
Diluted	30,642	29,751	28,120	29,685	27,688

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2011	2010	2010	2011	2010

Cost of goods sold	$63	$60	$75	$300	$291
Research & development	212	208	190	834	686
Selling, general and administrative	133	160	130	578	502
	$408	$428	$395	$1,712	$1,479

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2011	March 31, 2010
Cash and cash equivalents	$25,952	$24,658
Short-term investments	26,033	22,120
Accounts receivable	15,042	9,241
Inventory	21,380	15,436
Other current assets	7,304	5,163
Net property and equipment	13,545	12,344
Long-term investments	30,938	22,565
Other assets	1,723	1,601
Total assets	$141,917	$113,128

Current liabilities	$15,676	$13,571
Long-term liabilities	1,561	838
Stockholders' equity	124,680	98,719
Total liabilities and stockholders' equity	$141,917	$113,128

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550